Exhibit 99.1
                                                                    News Release



              August 15, 2005


              Media inquiries contact:
              Katherine Taylor
              815-961-7164



         AMCORE FINANCIAL, INC. ANNOUNCES BOARD OF DIRECTOR RESIGNATION

     ROCKFORD-- AMCORE Financial, Inc. (NASDAQ: AMFI) announces Karen Branding has resigned from the Company's Board of Directors. The Board accepted Mrs. Branding's resignation at its August meeting.

     Mrs. Branding, vice president of Busch Entertainment Corporation, St. Louis, MO., has been an AMCORE director since 2000. She a member of the Compensation and Governance and Nominating committees and her term expires in May 2007. A search is currently underway to find a new director to serve the remainder of her term.

     Mrs. Branding cited personal reasons, as well as family commitments, for leaving the Board and noted that she had enjoyed and benefited from her experience serving on AMCORE's Board.

     "Karen's expertise in marketing and management has been an asset to our Board," said Kenneth E. Edge, AMCORE Chairman, President and CEO. "We appreciate the many contributions she has made to AMCORE over the years and we wish her well."

     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion and investment assets under administration of $4.5 billion with 73 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

    AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com.